Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	February 14, 2012 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FIRST QUARTER
OPERATING RESULTS

CLEVELAND, OH, February 14 Hickok Incorporated (OTC Bulletin Board: HICKA.QB), a Cleveland based supplier of products and services for automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for its fiscal 2012 first quarter ended December 31, 2011.

For the quarter ended December 31, 2011, the Company recorded a net loss of $183,140 or 15 cents per share, compared with a net loss of $317,982 or 25 cents per share, in the same period a year ago. Sales in the first quarter were $1,181,501, up 6% from $1,112,643 a year ago.

Robert L. Bauman, President and CEO, said, “The Company’s first quarter results are a significant improvement compared to the first quarter of fiscal 2011 and are due to the higher sales volume and the additional cost reductions implemented in fiscal 2011." He went on to say, “ Because we were able to conclude additional financing at the end of the first quarter we are going to accelerate product development and promotional activities with the strategic plan we have been implementing for the past year. We expect those efforts to result in revenue and profitability improvements in spite of our markets continuing to be severely depressed. We are also looking forward to using the additional financing to expand our markets when the right opportunity presents itself.”

Backlog at December 31, 2011 was $659,000, an increase from the backlog of $435,000 a year earlier. The increase was due primarily to increased orders for indicator products and diagnostic products to OEM's of $298,000 and $58,000 respectively. Aftermarket products which include emissions products decreased by approximately $132,000. The Company anticipates that most of the current backlog will be shipped in fiscal 2012.

The Company's current assets at December 31, 2011 of $3,318,007 are 3.3 times current liabilities and working capital is $2,306,513. These compare to December 31, 2010 current assets of $2,959,318 that were 5.9 times current liabilities and working capital of $2,457,024.  At December 31, 2011 shareholder's equity was $2,710,972 or $1.94 per share.

Hickok provides products and services primarily for the automotive, emissions testing,  locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2012, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS
Period ended December 31	2011	2010
Net sales	$1,181,501	$1,112,643
Income (loss) before Income tax	(183,140)	(317,982)
Income (recovery of) taxes	-	-
Net income (loss)	(183,140)	(317,982)

Basic income (loss) per share	(.15)	(.25)
Diluted income (loss) per share	(.15)	(.25)

Weighted average shares outstanding	1,251,273	1,248,095